UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 9, 2010

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

1-32944	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On September 9, 2010, PPL Corporation (“PPL” or the “Company”) issued a press release announcing that subsidiaries of PPL Energy Supply, LLC have signed definitive agreements to sell to affiliates of LS Power Equity Advisors, LLC the 244-megawatt natural gas-fired generating facility located in Wallingford, Connecticut, the 585-megawatt natural gas-fired generating facility located in University Park, Illinois and the Company’s one-third interest in Safe Harbor Water Power Corporation, which is the owner of the 421-megawatt Safe Harbor Hydroelectric Station located on the Susquehanna River in Conestoga, Pennsylvania, for approximately $381 million in cash.  Completion of the sale is subject to customary closing conditions and the receipt of necessary state and federal regulatory and other consents and approvals, and is expected to occur by the end of 2010.  PPL expects the transaction to result in a special after-tax charge in the third quarter of 2010 in the range of $65 million to $80 million.

A copy of the press release announcing the transaction is attached as Exhibit 99.1 and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1 -
Purchase and Sale Agreement, dated as of September 9, 2010, by and between PPL Holtwood, LLC, a Delaware limited liability company, and LSP Safe Harbor Holdings, LLC, a Delaware limited liability company.

10.2 -
Purchase and Sale Agreement, dated as of September 9, 2010, by and between PPL Generation, LLC, a Delaware limited liability company, and Harbor Gen Holdings, LLC, a Delaware limited liability company.

99.1 -
Press release, dated September 9, 2010, announcing definitive agreements for the sale to LS Power Equity Advisors, LLC of PPL’s Wallingford, Connecticut and University Park, Illinois electric generating facilities and one-third interest in Safe Harbor Water Power Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Paul A. Farr
Paul A. Farr Executive Vice President and Chief Financial Officer

PPL ENERGY SUPPLY, LLC

By:	/s/ Paul A. Farr
Paul A. Farr Executive Vice President

Dated:  September 13, 2010